EXHIBIT 23.2

KMT	KRAFT, MILES & TATUM, LLC CERTIFIED PUBLIC ACCOUNTANTS
CHARLES R. LOVE, CPA PARTNER	1650 West Harper Street Poplar Bluff, Missouri 63901 PH. 573.785.6438 FAX 573.785.0114

Board of Directors
Southern Missouri Bancorp, Inc
531 Vine St.
Poplar Bluff MO 63901

Gentlemen:

We consent to the incorporation by reference in the Registration Statements of Southern Missouri Bancorp, Inc on the Form S-8 (File No. 333-2320, effective March 16, 1996) of our report dated July 17, 2003 related to the audit of the consolidated financial statements of Southern Missouri Bancorp, Inc. for the year ended June 30, 2003, which report is incorporated by reference in the Annual Report on Form 10-KSB.

/s/ Kraft, Miles & Tatum, LLC

Kraft, Miles & Tatum, LLC
Poplar Bluff, Missouri

September 26, 2006